Exhibit 99.1

Tesoro Corporation Delivers on Distinctive Performance Objectives with Record Results in
Third Quarter of 2014

•	Net income of $396 million, or $3.05 per diluted share

•	Delivered $390 million towards California synergies and business improvements year to date

•	Tesoro Logistics LP (“TLLP”) to become full-service logistics company with announced acquisition of QEP Field Services

•	Closed the West Coast Logistics Assets acquisition with TLLP for $270 million

•	Repurchased $150 million of shares during third quarter

•	Declared a regular quarterly dividend of $0.30 per share

SAN ANTONIO - October 30, 2014 - Tesoro Corporation (NYSE:TSO) today reported third quarter 2014 net income of $396 million, or $3.05 per diluted share compared to net income of $99 million, or $0.72 per diluted share for the third quarter of 2013. The third quarter of 2013 results included discontinued operations of $0.26 per diluted share related to the sale of the Hawaii business.

Results from continuing operations were $3.06 per diluted share compared to $0.44 per diluted share for the third quarter of 2013, excluding special items. The third quarter of 2013 results included one-time special items of $0.02 per diluted share related to integration costs, legal reserves, insurance proceeds and an inventory adjustment.

“We continue to execute on our strategic priorities and business improvement actions. In addition, our focus on operational efficiency and effectiveness resulted in strong operating performance across our integrated value chain. As a result of this progress and strong commercial results in a favorable market, we delivered the highest quarterly EBITDA in company history.” said Greg Goff, President and CEO. “With the addition of our recently announced acquisition of QEP Field Services, we plan to continue to significantly increase shareholder value by building upon our logistics capabilities.”

For the third quarter 2014, the Company recorded segment operating income of $777 million compared to segment operating income of $197 million in the third quarter of 2013. The refining segment’s operating income was $578 million for the quarter, compared to $128 million in the third quarter of 2013. The Tesoro Index was $12.32 per barrel (/bbl) for the quarter, up almost $4/bbl. The California and Pacific Northwest regions experienced an increase in the Tesoro Index compared to last year, as a result of improved market fundamentals.

Overall gross margin for the quarter was $15.49/bbl or 126% of the Tesoro Index, compared to $8.50/bbl or 101% of the Tesoro Index last year. This improvement was driven by the continued delivery of the California synergies and our business improvement initiatives.

Total throughput for the quarter was 858 thousand barrels per day, or 101% utilization. The strong margin environment, high retail demand from our integrated network and our excellent operating performance allowed us to run our refineries at slightly higher utilization than we had originally forecast. Direct manufacturing costs per barrel in the third quarter 2014 relative to the second quarter 2014 were down $0.46/bbl to $5.42/bbl as a result of higher utilization.

During the quarter, Tesoro Corporation completed the sale of the West Coast Logistics Assets to Tesoro Logistics LP for a total consideration of $270 million. The logistics segment’s operating income was $61 million, up $48 million or 369% from the third quarter of 2013. The substantial growth has been driven by increased throughput volume from the High Plains System, Los Angeles Logistics Assets and contributions from the West Coast Logistics Assets.

The retail segment’s operating income was $138 million, an increase of 146% year-over-year from $56 million in the third quarter of last year. Strong sales from our ARCO network, our expanding Exxon and Mobil retail branding program and favorable market conditions resulting from strong demand and slowly decreasing crude oil prices resulted in record level retail segment performance. Same store fuel sales were higher during the quarter by approximately 1% versus third quarter last year.

Corporate and unallocated costs were $75 million, including $4 million of corporate depreciation. This is higher than our run rate due to the timing impact of employee costs.

Capital Spending and Liquidity
Capital spending for the third quarter 2014 was $131 million for Tesoro Corporation and $63 million for TLLP. The Company now estimates full year 2014 capital spending, excluding TLLP, of $550 million, a $75 million reduction from prior guidance. TLLP capital spending is estimated to be approximately $200 million. Turnaround expenditures for the third quarter were $19 million. The Company expects full year 2014 turnaround spending of $195 million and deferred retail branding costs of $20 million.

The Company ended the third quarter with $1.5 billion in cash and $2.2 billion of availability on the Tesoro Corporation revolving credit facility. There are currently no borrowings under the Company’s revolving credit facility. Excluding TLLP debt and equity, total debt was $1.7 billion or 27% of total capitalization at the end of the third quarter 2014. On a consolidated basis total outstanding debt was $2.9 billion.

TLLP ended the quarter with $243 million in borrowings under its separate revolving credit facility.

Returning Cash to Shareholders
During the third quarter, Tesoro returned about $189 million to shareholders through the purchase of nearly 2.5 million of the Company’s shares for $150 million and its regular quarterly dividend of $39 million.

Through the end of October, the Company has purchased an additional $50 million of shares and we expect to complete the remaining $100 million under the $1.0 billion share repurchase program by the end of 2014. The Company expects to continue repurchasing shares in 2015 under the new $1.0 billion share repurchase program authorized by the board of directors in July 2014.

Tesoro Corporation today also announced that the board of directors has declared a regular quarterly cash dividend of $0.30 per share payable on December 15, 2014, to all holders of record as of November 28, 2014.

Strategic Update
Through the end of September we estimate that we delivered $390 million towards our ongoing initiatives around synergy and business improvement objectives. These initiatives, which focus on improving capture rates and managing our costs to drive improvement in operating income, are clearly reflected in our results this quarter. We expect to exceed our full year estimate of $370 to $430 million for 2014.

On October 20, 2014, we announced that TLLP will become a full-service logistics company through acquisition of QEP Field Services for $2.5 billion, including 58% ownership in QEP Midstream Partners. After the announcement TLLP successfully completed the $1.3 billion of equity and $1.3 billion of debt offerings to finance this acquisition. Tesoro participated in the equity offering investing an additional $500 million to purchase 8.7 million TLLP common units. Prior to the transaction Tesoro owned 19.5 million TLLP common units or 33% and after the recent equity offering we now own 28.2 million TLLP common units or 35% of the outstanding TLLP units. The Company is excited about the opportunity as this acquisition advances our distinctive strategy to build a customer-focused full-service logistics business, broadening Tesoro’s capabilities across the value chain to deliver enhanced shareholder value.

With the growth in the base logistics business we expect 2015 EBITDA to grow $75 to $100 million over 2014 and with the announced acquisition of QEP Field Services, TLLP expects to generate an additional $250 to $275 million before integration expenses. Tesoro is focused on driving further EBITDA growth and continuing to increase distributions.

The permit process for the Vancouver Energy project, to construct a 360 thousand barrel per day crude oil rail-to-marine terminal, is continuing to progress with Washington State’s Energy Facility Site Evaluation Committee (“EFSEC”). We have fully submitted the Preliminary Draft Environmental Impact Study to EFSEC. We expect EFSEC to release the Draft Environmental Impact Study for public comment and begin the adjudicative phase shortly, which is the last stage prior to a recommendation being submitted to the governor of Washington. The joint venture will begin construction of the facilities upon governor approval of the project and issuance of permits. Project construction is estimated to take nine to twelve months, however initial operations are expected to begin within six months of start of construction.

The Los Angeles refinery integration project, which is designed to improve the flexibility of gasoline and diesel yields and reduce emissions, is moving forward and the initial permits were submitted during the third quarter. We expect the project, which is still subject to final regulatory and board approval, to be completed in early 2017.

We are progressing forward with the review and commercialization efforts around the West Coast Mixed Xylenes project we announced in July. This $400 million project to build a 15 thousand barrel per day mixed xylene extraction unit in Anacortes, Washington will supply the growing global xylene market from our West Coast refining system. This is an attractive diversification of Tesoro’s product mix and supports our goals of enhancing our gross margin and investing in high return capital projects.

Analyst and Investor Presentation
Tesoro Corporation and Tesoro Logistics LP will be hosting a joint Analyst and Investor Presentation at Le Parker Meridian Hotel in New York City on December 9, 2014 at 9:00 a.m. ET. Because space is limited, reservations will be required to attend and accepted on a first-come, first-serve basis. Interested parties should contact Tara Murr in the Investor Relations department via email at tara.j.murr@tsocorp.com or phone at (210) 626-6603. Reservations will be accepted until close of business on Monday, December 1, 2014. Interested parties may also access the presentation over the Internet by logging on to http://www.tsocorp.com.

Public Invited to Listen to Analyst and Investor Conference Call
At 7:30 a.m. CT tomorrow morning, Tesoro will broadcast, live, its conference call with analysts regarding third quarter 2014 results and other business matters. Interested parties may listen to the live conference call over the Internet by logging on to http://www.tsocorp.com.

Twitter Communication
Tesoro Corporation is utilizing Twitter, in conjunction with other Regulation FD-compliant disclosure vehicles, such as press releases, 8-Ks and its investor relations web site, as part of broader investor and stakeholder communication strategy. The Twitter page can be found at http://twitter.com/TesoroCorp.

Tesoro Corporation, a Fortune 100 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates six refineries in the western United States with a combined capacity of over 850,000 barrels per day and ownership in a logistics business which includes a 35% interest in Tesoro Logistics LP (NYSE: TLLP) and ownership of its general partner. Tesoro's retail-marketing system includes over 2,200 retail stations under the ARCO®, Shell®, Exxon®, Mobil®, USA Gasoline™ and Tesoro® brands.

This earnings release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning estimates and expectations of exceeding our 2014 synergy and business improvement performance objectives; increases in shareholder value as a result of the pending acquisition of QEP Field Services; expectations about capital spending, turnaround expenditures and deferred retail branding costs; completion of the current share repurchase program and continued share repurchases under the new program; TLLP’s anticipated 2015 year-end EBITDA run-rate; and timing and benefits of various capital expansion projects, including the Vancouver Energy project, Los Angeles refinery integration project and West Coast Mixed Xylenes project. For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:
Investors:
Brian Randecker, Senior Director, Investor Relations, (210) 626-4757

Media:
Tesoro Media Relations, media@tsocorp.com, (210) 626-7702

Factors Affecting Comparability

As of December 31, 2013, we began reporting the logistics assets and operations of our consolidated variable interest entity, Tesoro Logistics LP (“TLLP”), as a separate operating segment. In previous periods, when certain quantitative thresholds had not been met, TLLP’s assets and operations were presented within our refining operating segment. TLLP’s assets and operations include certain crude oil gathering assets and crude oil and refined products terminalling and transportation assets acquired from Tesoro and third parties. The TLLP financial and operational data presented include the historical results of all assets acquired from Tesoro prior to the acquisition dates. The historical results of operations of these assets have been retrospectively adjusted to conform to current presentation. These adjustments resulted in lower gross refining margins. The refining segment now includes costs for transportation and terminalling services provided by TLLP that were previously eliminated with consolidated reporting of TLLP revenues within our refining segment results.

On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operated a 94 thousand barrels per day (“Mbpd”) Hawaii refinery, retail stations and associated logistics assets (the “Hawaii Business”). As a result, we have reflected its results as discontinued operations in the results of operations for all periods presented and have excluded the Hawaii Business from the financial and operational data presented in the tables that follow.

TESORO CORPORATION
RESULTS OF CONSOLIDATED OPERATIONS
(Unaudited)
(In millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues	$11,151	$11,241	$32,188	$27,485
Costs and Expenses:
Cost of sales	9,594	10,355	28,409	24,827
Operating expenses	624	542	1,813	1,351
Selling, general and administrative expenses (a)	86	54	209	229
Depreciation and amortization expense	144	140	409	356
(Gain) loss on asset disposals and impairments (b)	1	4	(2)	19
Operating Income	702	146	1,350	703
Interest and financing costs, net (c)	(51)	(47)	(169)	(110)
Other income, net (d)	12	22	14	78
Earnings Before Income Taxes	663	121	1,195	671
Income tax expense	249	47	437	243
Net Earnings From Continuing Operations	414	74	758	428
Earnings (loss) from discontinued operations, net of tax (e)	(1)	35	(2)	23
Net Earnings	413	109	756	451
Less: Net earnings from continuing operations attributable to noncontrolling interest	17	10	58	32
NET EARNINGS ATTRIBUTABLE TO TESORO CORPORATION	$396	$99	$698	$419

NET EARNINGS (LOSS) ATTRIBUTABLE TO TESORO CORPORATION
Continuing operations	$397	$64	$700	$396
Discontinued operations	(1)	35	(2)	23
Total	$396	$99	$698	$419

NET EARNINGS (LOSS) PER SHARE - BASIC:
Continuing operations	$3.11	$0.48	$5.41	$2.92
Discontinued operations	(0.01)	0.26	(0.02)	0.17
Total	$3.10	$0.74	$5.39	$3.09
Weighted average common shares outstanding - Basic	127.9	134.6	129.5	135.8

NET EARNINGS (LOSS) PER SHARE - DILUTED:
Continuing operations	$3.06	$0.46	$5.32	$2.86
Discontinued operations	(0.01)	0.26	(0.02)	0.17
Total	$3.05	$0.72	$5.30	$3.03
Weighted average common shares outstanding - Diluted	129.7	136.8	131.7	138.1

________________________

(a)
Includes stock-based compensation expense of $12 million and benefit of $12 million for the three months ended September 30, 2014 and 2013, respectively, and expense of $20 million and $33 million for the nine months ended September 30, 2014 and 2013, respectively. The significant impact to stock-based compensation expense is primarily a result of changes in Tesoro’s stock price during the three and nine months ended September 30, 2014 as compared to the three and nine months ended September 30, 2013. Also includes transaction and integration costs related to our acquisition of BP’s integrated Southern California refining, marketing and logistics business on June 1, 2013 from BP West Coast Products, LLC and other affiliated sellers (the “Los Angeles Acquisition”) and TLLP’s acquisition of Chevron’s northwest products system of $14 million ($9 million after-tax) and $47 million ($30 million after-tax) for the three and nine months ended September 30, 2013, respectively.

(b)	Includes a gain of $5 million for the nine months ended September 30, 2014 resulting from TLLP’s sale of its Boise terminal.

(c)
Includes charges totaling $10 million and $41 million for premiums and unamortized debt issuance costs associated with the redemption of the 2019 Notes and 2020 Notes during the three and nine months ended September 30, 2014.

(d)
Includes a $16 million ($10 million after-tax) benefit related to the release of a legal reserve as a result of a favorable litigation settlement for the three and nine months ended September 30, 2013. Also includes $54 million in refunds from a settlement of a rate proceeding from the California Public Utilities Commission for the nine months ended September 30, 2013.

(e)
On September 25, 2013, we completed the sale of all of our interest in the Hawaii Business to a subsidiary of Par Petroleum. As a result, we have reflected its results as discontinued operations in our consolidated statements of operations for all periods presented and have excluded the Hawaii Business from the financial and operational data presented in the tables and discussion that follow. Net earnings from discontinued operations include an $80 million ($49 million after-tax) gain related to the sale of the Hawaii Business, which includes a $17 million curtailment gain related to the remeasurement of our pension and other postretirement benefit obligations during the three and nine months ended September 30, 2013.

TESORO CORPORATION
SELECTED SEGMENT OPERATING DATA
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Segment Operating Income
Refining	$578	$128	$1,137	$766
TLLP (b)	61	13	169	53
Retail	138	56	229	96
Total Segment Operating Income	777	197	1,535	915
Corporate and unallocated costs (a)	(75)	(51)	(185)	(212)
Operating Income	702	146	1,350	703
Interest and financing costs, net (c)	(51)	(47)	(169)	(110)
Other income, net (d)	12	22	14	78
Earnings Before Income Taxes	$663	$121	$1,195	$671

Depreciation and Amortization Expense
Refining	$112	$109	$317	$286
TLLP	18	16	51	28
Retail	10	9	30	26
Corporate	4	6	11	16
Total Depreciation and Amortization Expense	$144	$140	$409	$356

Capital Expenditures
Refining	$118	$88	$280	$317
TLLP	63	23	137	59
Retail	9	10	27	26
Corporate	4	2	20	10
Total Capital Expenditures	$194	$123	$464	$412

TESORO CORPORATION
OTHER SUMMARY FINANCIAL INFORMATION
(Unaudited) (Dollars in millions)

	September 30, 2014	December 31, 2013
Cash and cash equivalents (TLLP: $3 and $23, respectively)	$1,530	$1,238
Inventories (f)	2,674	2,565
Current maturities of debt	6	6
Long-term debt (TLLP: $1,276 and $1,164, respectively)	2,938	2,823
Total equity	5,892	5,485
Total debt to capitalization ratio	33%	34%
Total debt to capitalization ratio excluding TLLP debt (g)	27%	28%
Working capital	2,296	1,918
Total market value of TLLP units held by Tesoro (i)	1,379	1,000

	Three Months Ended September 30,
	2014	2013
Cash distributions received from TLLP (h):
For common units held	$12	$9
For general partner units held	8	2
_______________________

(f)
The total carrying value of our crude oil and refined product inventories was less than replacement cost by approximately $1.6 billion and $1.7 billion at September 30, 2014 and December 31, 2013, respectively.

(g)
Excludes TLLP’s total debt, including capital leases, of $1.3 billion and $1.2 billion and noncontrolling interest of $1.3 billion and $1.2 billion at September 30, 2014 and December 31, 2013, respectively, which are non-recourse to Tesoro, except for Tesoro Logistics GP, LLC.

(h)	Represents distributions received from TLLP during the three months ended September 30, 2014 and 2013 on units held by Tesoro.

(i)
Represents market value of units held at September 30, 2014 and December 31, 2013. Tesoro held 19,481,557 common units at a market value of $70.77 per unit based on the closing unit price at September 30, 2014. Tesoro held 3,855,824 common units and 15,254,890 subordinated units at a market value of $52.34 per unit based on the closing unit price at December 31, 2013.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
REFINING SEGMENT	2014	2013	2014	2013
Total Refining Segment
Throughput (Mbpd)
Heavy crude (j)	157	208	163	195
Light crude	641	591	614	425
Other feedstocks	60	64	54	48
Total Throughput	858	863	831	668

Yield (Mbpd)
Gasoline and gasoline blendstocks	445	418	430	331
Jet fuel	130	126	126	93
Diesel fuel	199	198	196	152
Heavy fuel oils, residual products, internally produced fuel and other	141	173	135	132
Total Yield	915	915	887	708

Refined Product Sales (Mbpd) (k)
Gasoline and gasoline blendstocks	516	499	511	407
Jet fuel	146	144	146	108
Diesel fuel	223	223	208	175
Heavy fuel oils, residual products and other	87	98	85	85
Total Refined Product Sales	972	964	950	775

Segment Operating Income ($ millions)
Gross refining margin (l)	$1,222	$675	$3,008	$2,165
Expenses
Manufacturing costs	428	378	1,280	919
Other operating expenses	95	57	259	174
Selling, general and administrative expenses	7	2	14	9
Depreciation and amortization expense	112	109	317	286
Loss on asset disposal and impairments	2	1	1	11
Segment Operating Income	$578	$128	$1,137	$766

Gross refining margin ($/throughput bbl) (m)	$15.49	$8.50	13.27	$11.88
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (m)	$5.42	$4.76	5.65	$5.04
Refined Product Sales Margin ($/bbl) (m)
Average sales price	$118.75	$120.39	$119.04	$120.54
Average costs of sales	106.93	113.47	107.77	111.38
Refined Product Sales Margin	$11.82	$6.92	$11.27	$9.16

___________________________

(j)	We define heavy crude oil as crude oil with an American Petroleum Institute gravity of 24 degrees or less.

(k)
Sources of total refined product sales include refined products manufactured at our refineries and refined products purchased from third parties. Total refined product sales margins include margins on sales of manufactured and purchased refined products.

(l)
Gross refining margin includes the effect of intersegment sales to the retail segment at prices which approximate market and fees charged by TLLP for the transportation and terminalling of crude oil and refined products at prices which we believe are no less favorable to either party than those that could have been negotiated with unaffiliated parties with respect to similar services. Gross refining margin approximates total refining throughput multiplied by the gross refining margin per barrel.

(m)
Management uses various measures to evaluate performance and efficiency and to compare profitability to other companies in the industry, including gross refining margin per barrel, manufacturing costs before depreciation and amortization expense (“Manufacturing Costs”) per barrel and refined product sales margin per barrel. We calculate gross refining margin per barrel by dividing gross refining margin (revenues less costs of feedstocks, purchased refined products, transportation and distribution) by total refining throughput. We calculate Manufacturing Costs per barrel by dividing Manufacturing Costs by total refining throughput. We calculate refined product sales margin per barrel by dividing refined product sales and refined product cost of sales by total refining throughput, and subtracting refined product cost of sales per barrel from refined product sales per barrel. Investors and analysts use these financial measures to help analyze and compare companies in the industry on the basis of operating performance. These financial measures should not be considered alternatives to segment operating income, revenues, costs of sales and operating expenses or any other measure of financial performance presented in accordance with U.S. GAAP.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Refining By Region	2014	2013	2014	2013
California (Martinez and Los Angeles)
Throughput (Mbpd) (j)
Heavy crude (j)	153	193	158	187
Light crude	342	319	334	175
Other feedstocks	43	45	36	35
Total Throughput	538	557	528	397

Yield (Mbpd)
Gasoline and gasoline blendstocks	292	275	284	203
Jet fuel	84	84	81	52
Diesel fuel	119	123	123	92
Heavy fuel oils, residual products, internally produced fuel and other	90	117	86	82
Total Yield	585	599	574	429

Gross refining margin ($ millions)	$644	$342	$1,620	$1,028
Gross refining margin ($/throughput bbl) (m)	$13.01	$6.67	$11.24	$9.47
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (m)	$6.26	$5.39	$6.46	$5.75
Capital expenditures ($ millions)	$36	$38	$101	$104

Pacific Northwest (Alaska & Washington)
Throughput (Mbpd) (j)
Heavy crude (j)	4	15	5	8
Light crude	171	153	154	136
Other feedstocks	12	14	13	9
Total Throughput	187	182	172	153

Yield (Mbpd)
Gasoline and gasoline blendstocks	80	75	74	62
Jet fuel	36	32	32	29
Diesel fuel	38	36	33	28
Heavy fuel oils, residual products, internally produced fuel and other	39	45	38	38
Total Yield	193	188	177	157

Gross refining margin ($ millions)	$269	$109	$538	$421
Gross refining margin ($/throughput bbl) (m)	$15.64	$6.48	$11.49	$10.11
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (m)	$4.00	$3.57	$4.33	$4.13
Capital expenditures ($ millions)	$18	$9	$30	$43

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Mid-Continent (North Dakota and Utah)
Throughput (Mbpd)
Light crude	128	119	126	114
Other feedstocks	5	5	5	4
Total Throughput	133	124	131	118

Yield (Mbpd)
Gasoline and gasoline blendstocks	73	68	72	66
Jet fuel	10	10	13	12
Diesel fuel	42	39	40	32
Heavy fuel oils, residual products, internally produced fuel and other	12	11	11	12
Total Yield	137	128	136	122

Gross refining margin ($ millions)	$308	$224	$846	$711
Gross refining margin ($/throughput bbl) (m)	$25.23	$19.66	$23.62	$22.12
Manufacturing cost before depreciation and amortization expense ($/throughput bbl) (m)	$4.02	$3.68	$4.08	$3.82
Capital expenditures ($ millions)	$64	$42	$149	$175

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
TLLP SEGMENT	2014	2013	2014	2013
Crude Oil Gathering
Pipeline gathering throughput (Mbpd)	136	91	114	85
Average pipeline gathering revenue per barrel	$1.38	$1.28	$1.35	$1.26
Trucking volume (Mbpd)	51	47	47	45
Average trucking revenue per barrel	$3.30	$3.02	$3.24	$3.04
Terminalling and Transportation
Terminalling throughput (Mbpd)	943	1,020	919	675
Average terminalling revenue per barrel	$1.03	$0.63	$0.97	$0.67
Pipeline transportation throughput (Mbpd)	843	213	824	153
Average pipeline transportation revenue per barrel	$0.36	$0.71	$0.36	$0.54

Segment Operating Income ($ millions)
Revenues
Crude Oil Gathering	$32	$24	$84	$66
Terminalling and Transportation	118	73	326	146
Total Revenues (n)	150	97	410	212
Expenses
Operating expenses (o)	55	59	155	109
General and administrative expenses (p)	16	9	39	22
Depreciation and amortization expense	18	16	51	28
Gain on asset disposals and impairments	—	—	(4)	—
Segment Operating Income	$61	$13	$169	$53
___________________________

(n)
TLLP segment revenues from services provided to our refining segment were $130 million and $81 million for the three months ended September 30, 2014 and 2013, respectively, and $358 million and $187 million for the nine months ended September 30, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

(o)
TLLP segment operating expenses include amounts billed by Tesoro for services provided to TLLP under various operational contracts. These amounts totaled $1 million and $28 million for the three months ended September 30, 2014 and 2013, respectively, and $24 million and $48 million for the nine months ended September 30, 2014 and 2013. These amounts are eliminated upon consolidation. TLLP segment third-party operating expenses related to the transportation of crude oil and refined products are reclassified to cost of sales upon consolidation.

(p)
TLLP segment general and administrative expenses include amounts charged by Tesoro for general and administrative services provided to TLLP under various operational and administrative contracts. These amounts totaled $10 million and $6 million for the three months ended September 30, 2014 and 2013, respectively, and $28 million and $13 million for the nine months ended September 30, 2014 and 2013, respectively. These amounts are eliminated upon consolidation.

TESORO CORPORATION
SEGMENT OPERATING DATA AND RESULTS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
RETAIL SEGMENT	2014	2013	2014	2013
Average Stations (during period)
Company-operated	586	572	580	570
Branded jobber/dealer (q)	1,693	1,640	1,694	1,154
Total Average Retail Stations	2,279	2,212	2,274	1,724

Fuel Sales (millions of gallons)
Company-operated	287	278	826	806
Branded jobber/dealer (q)	788	768	2,295	1,333
Total Fuel Sales	1,075	1,046	3,121	2,139

Fuel margin ($/gallon) (r)	$0.20	$0.12	$0.14	$0.14

Segment Operating Income ($ millions)
Gross Margins
Fuel (r)	$214	$123	$445	$294
Merchandise and other non-fuel margin	33	31	92	71
Total Gross Margins	247	154	537	365
Expenses
Operating expenses	97	86	271	231
Selling, general and administrative expenses	2	1	5	8
Depreciation and amortization expense	10	9	30	26
Loss on asset disposals and impairments	—	2	2	4
Segment Operating Income	$138	$56	$229	$96
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(q)	Reflects the acquisition of supply rights for approximately 835 dealer-operated and branded wholesale retail stations with the Los Angeles Acquisition on June 1, 2013.

(r)
Management uses fuel margin per gallon to compare fuel results to other companies in the industry. There are a variety of ways to calculate fuel margin per gallon; different companies may calculate it in different ways. We calculate fuel margin per gallon by dividing fuel gross margin by fuel sales volumes. Investors and analysts may use fuel margin per gallon to help analyze and compare companies in the industry on the basis of operating performance. This financial measure should not be considered an alternative to revenues, segment operating income or any other measure of financial performance presented in accordance with U.S. GAAP. Fuel margin and fuel margin per gallon include the effect of intersegment purchases from the refining segment at prices which approximate market.

TESORO CORPORATION
RECONCILIATION OF AMOUNTS REPORTED UNDER U.S. GAAP
(Unaudited) (In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Reconciliation of Net Earnings to EBITDA
Net earnings attributable to Tesoro Corporation	$396	$99	$698	$419
(Earnings) loss from discontinued operations, net of tax	1	(35)	2	(23)
Depreciation and amortization expense	144	140	409	356
Income tax expense	249	47	437	243
Interest and financing costs, net	51	47	169	110
Interest income	(1)	—	(1)	(1)
EBITDA (s)	$840	$298	$1,714	$1,104

Reconciliation of Cash Flows from (used in) Operating Activities to EBITDA
Net cash from (used in) operating activities	$671	$831	$1,047	$670
Net earnings attributable to noncontrolling interest	(17)	(10)	(58)	(32)
Net cash used in (from) discontinued operations	1	118	2	(74)
Debt redemption charges	(10)	—	(41)	—
Deferred charges	40	56	119	333
Changes in current assets and liabilities	25	(615)	228	129
Income tax expense	249	47	437	243
Stock-based compensation benefit (expense)	(12)	12	(20)	(33)
Interest and financing costs, net	51	47	169	110
Deferred income taxes	(203)	(180)	(227)	(222)
Other	45	(8)	58	(20)
EBITDA (s)	$840	$298	$1,714	$1,104
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(s)
EBITDA represents consolidated earnings, excluding net earnings (loss) from discontinued operations, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income.We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA should not be considered as an alternative to U.S. GAAP net earnings or net cash from operating activities. EBITDA has important limitations as an analytical tool, because it excludes some items that affect net earnings and net cash from operating activities.

TESORO CORPORATION
RECONCILIATION OF TLLP FORECASTED EBITDA TO AMOUNTS UNDER U.S. GAAP
(Unaudited) (In millions)

QEPFS Assets
Reconciliation of TLLP Forecasted 2015 EBITDA to Forecasted Net Earnings:
Forecasted net earnings	$32 - 57
Add depreciation and amortization expense	132
Add interest and financing costs, net	86
Forecasted EBITDA	$250 - 275

	2014 TLLP Forecasted Current Business	2015 TLLP Forecasted Current Business
Reconciliation of TLLP Forecasted EBITDA to Forecasted Net Earnings:
Forecasted net earnings	$150 - 165	$225 - 265
Add depreciation and amortization expense	70	70
Add interest and financing costs, net	80	80
Forecasted EBITDA	$300 - 315	$375 - 415

TESORO CORPORATION
NET EARNINGS ADJUSTED FOR SPECIAL ITEMS
(Unaudited) (In millions)

	Three Months Ended September 30,
	2014	2013
Net Earnings Attributable to Tesoro Corporation from Continuing Operations - U.S. GAAP	$397	$64
Special Items, After-tax:
Transaction and integration costs (a)	—	9
Business interruption insurance recoveries (t)	—	(10)
Release of legal reserve (d)	—	(10)
Non-cash inventory valuation adjustment (u)	—	7
Net Earnings Adjusted for Special Items (v)	$397	$60

Diluted Net Earnings per Share from Continuing Operations Attributable to Tesoro Corporation - U.S. GAAP	$3.06	$0.46
Special Items Per Share, After-tax:
Transaction and integration costs (a)	—	0.07
Business interruption insurance recoveries (t)	—	(0.07)
Release of legal reserve (d)	—	(0.07)
Non-cash inventory valuation adjustment (u)	—	0.05
Net Earnings per Diluted Share Adjusted for Special Items (v)	$3.06	$0.44
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(t)
Represents a benefit of $16 million ($10 million after-tax) from business interruption recoveries related to the April 2, 2010 incident at the Washington refinery for the three months ended September 30, 2013.

(u)
Represents an increase to cost of sales of $11 million ($7 million after-tax) related to a non-cash inventory valuation adjustment recorded for the Los Angeles Acquisition during the three months ended September 30, 2013.

(v)
We present net earnings adjusted for special items (“Adjusted Earnings”) and net earnings per diluted share adjusted for special items (“Adjusted Diluted EPS”) as management believes that the impact of these items on net earnings and diluted earnings per share is important information for an investor’s understanding of the operations of our business and the financial information presented. Adjusted Earnings and Adjusted Diluted EPS should not be considered as an alternative to net earnings, earnings per diluted share or any other measure of financial performance presented in accordance with U.S. GAAP.  Adjusted Earnings and Adjusted Diluted EPS may not be comparable to similarly titled measures used by other entities.